Exhibit 99.1

Stepan Reports Strong Third Quarter Results

Northfield, Illinois, October 18, 2016 -- Stepan Company (NYSE: SCL) today reported:

Third Quarter Highlights

•

Reported net income was $20.4 million, or $0.89 per diluted share, an 18% decrease versus $24.9 million, or $1.09 per diluted share, in the prior year.  Adjusted net income* was $24.5 million, or $1.06 per diluted share, a 16% increase versus $21.1 million, or $0.92 per diluted share, in the prior year.

•	Total company sales volume increased 2% for the quarter.

•

Surfactant operating income was $20.7 million, a 5% decrease versus prior year.  Most of this decrease was attributable to lower sales volumes in Latin American and Europe.  Global Surfactant sales volume was flat versus prior year.

•	Polymer operating income was $27.1 million, a 10% increase versus prior year. This was mostly attributable to higher volume which was up 11% versus prior year.

•	The effect of foreign currency translation had an immaterial impact on net income versus prior year.

•

On October 3rd, closed on acquisition of Tebras/PBC in Brazil, which will allow Stepan to expand and diversify its customer base in Brazil and provide an opportunity to sell the Company’s broader surfactant portfolio.

Nine Month Highlights

•

Reported net income was a record $75.9 million, or $3.31 per diluted share, a 20% increase versus $63.1 million, or $2.76 per diluted share, in the prior year.  Adjusted net income* was a record $84.1 million, or $3.66 per diluted share, a 35% increase versus $62.4 million, or $2.73 per diluted share, in the prior year.

•	Total company sales volume increased 8% for the first nine months.

•	The effect of foreign currency translation negatively impacted net income by $2.3 million, or $0.10 per diluted share, versus prior year.

*

Adjusted net income is a non-GAAP measure which excludes Deferred Compensation income/ expense as well as other significant and infrequent/non-recurring items. See Table II for this non-GAAP reconciliation.

“The Company delivered reported net income of $20.4 million, a record adjusted net income in the third quarter, and record results through the first nine months of the year,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “Strong Polymer volumes globally, increased asset utilization and enhanced internal efficiencies continue to drive results.

Surfactant operating income was down 5% mostly due to lower volumes in Latin America and Europe. North American surfactant operating income improved on higher volumes. Polymer income was up 10%, benefiting from global energy conservation efforts and the advantages that our technologies provide over competitive insulation materials.”

Financial Summary

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, except per share data)	2016	2015	% Change	2016	2015	% Change
Net Sales	$445,030	$444,011	0%	$1,345,530	$1,356,876	(1)%
Operating Income	$28,738	$38,794	(26)%	$116,261	$102,567	13%
Net Income	$20,427	$24,912	(18)%	$75,946	$63,096	20%
Earnings per Diluted Share	$0.89	$1.09	(18)%	$3.31	$2.76	20%

Adjusted Net Income *	$24,510	$21,098	16%	$84,065	$62,441	35%
Adjusted Earnings per Diluted Share *	$1.06	$0.92	15%	$3.66	$2.73	34%

* See Table II for a reconciliation of non-GAAP Adjusted Net Income and Earnings per Diluted Share.

Summary of Third Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense and may exclude certain other significant and infrequent or non-recurring items.

•

Deferred Compensation:  The current year quarter includes $6.6 million of pre-tax expense versus $6.2 million of pre-tax income in the prior year.  These amounts were $4.1 million of expense and $3.8 million of income, respectively, on an after-tax basis.

Percentage Change in Net Sales

Quarterly net sales were essentially flat versus prior year.  Higher sales volume offset lower selling prices and the negative impact of foreign currency translation resulting from the stronger U.S. dollar.  Sales volumes were up 2% mostly due to strong Polymer growth globally and higher volumes in North America Surfactants. The lower selling prices were primarily related to lower raw material costs within the Polymer segment.

	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Volume	2%	8%
Selling Price	(1)%	(6)%
Foreign Translation	(1)%	(3)%
Total	0%	(1)%

Segment Results

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2016	2015	% Change	2016	2015	% Change
Net Sales
Surfactants	$290,467	$290,830	0%	$899,014	$921,124	(2)%
Polymers	$134,144	134,726	0%	$382,540	377,703	1%
Specialty Products	$20,419	18,455	11%	$63,976	58,049	10%
Total Net Sales	$445,030	$444,011	0%	$1,345,530	$1,356,876	(1)%

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, all amounts pre-tax)	2016	2015	% Change	2016	2015	% Change
Operating Income *
Surfactants	$20,737	$21,762	(5)%	$85,214	$79,758	7%
Polymers	$27,087	$24,588	10%	$80,278	$62,802	28%
Specialty Products	$2,328	$(268)	NM	$6,449	$3,498	84%

Total segment operating income increased $4.1 million, or 9%, versus the prior year quarter. Total segment operating income for the first nine months increased $25.9 million or 18% versus the prior year.

•

Surfactant net sales were $290.5 million for the quarter, $0.4 million less than prior year.  Sales volume was flat with prior year.  Increased North American laundry business was offset by lower volumes in Latin America and Europe. Selling prices were slightly higher resulting in an increase in net sales of $5.3 million while the translation impact of a stronger U.S. dollar decreased net sales by $4.7 million. Surfactant operating income decreased $1.0 million, or 5%, versus the prior year.  This decrease was primarily attributable to lower sales volumes in Latin America and Europe as well as accelerated depreciation related to the Canadian plant closure.  These were partially offset by lower raw material costs and contributions from our internal efficiency program (DRIVE).

•

Polymer net sales were $134.1 million in the third quarter, a $0.6 million decrease versus prior year.  Sales volume increased 11% in the quarter primarily due to continued growth in polyols used in rigid foam insulation and insulated metal panels.  Net sales increased $14.4 million as a result of this volume growth.  Selling prices were lower which decreased net sales by $13.4 million.  The translation impact of a stronger U.S. dollar decreased net sales by $1.6 million.  Operating income increased $2.5 million, or 10%, versus the prior year.  This improvement was primarily attributable to 14% volume growth within the Global Rigid Polyol business.

•

Specialty Products net sales were $20.4 million, $2.0 million higher than prior year.  Operating income increased $2.5 million versus the prior year.    This improvement was primarily due to higher volumes, improved margins and lower costs due to actions taken in 2015.

Corporate Expenses

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2016	2015	% Change	2016	2015	% Change
Total - Corporate Expenses	$21,414	$7,288	194%	$55,680	$43,491	28%
Deferred Compensation Expense/(Income) *	$7,441	$(6,922)	(207)%	$12,595	$1,228	926%
Adjusted Corporate Expense	$13,973	$14,210	(2)%	$43,085	$42,263	2%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation, decreased $0.2 million, or 2%, for the quarter.  This decrease was mostly attributable to lower consulting expenses, as external resources related to our efficiency efforts were not used in the current year, and lower expat expenses.  These decreases were partially offset by higher incentive-based compensation expenses.

Income Taxes

The effective tax rate was 29% for the first nine months of 2016, which was slightly higher than the 28% rate for the first nine months of 2015.

Selected Balance Sheet Information

The Company’s net debt level decreased $12 million for the quarter while the net debt ratio dropped from 17% to 16%.  The decrease in net debt was mostly attributable to a $17 million increase in cash.  The cash increase in the current quarter was primarily attributable to third quarter earnings partially offset by slightly higher working capital requirements.

($ in millions)	9/30/16	6/30/16	3/31/16	12/31/15
Net Debt
Total Debt	$326.1	$321.4	$327.9	$331.4
Cash	207.0	190.4	145.7	176.1
Net Debt	$119.1	$131.0	$182.2	$155.3
Equity	638.4	618.9	594.8	557.0
Net Debt + Equity	$757.5	$749.9	$777.0	$712.3
Net Debt / (Net Debt + Equity)	16%	17%	23%	22%

The major working capital components were:

($ in millions)	9/30/16	6/30/16	3/31/16	12/31/15
Net Receivables	$281.1	$285.1	$291.6	$249.6
Inventories	184.0	180.7	177.8	170.4
Accounts Payable	(129.1)	(144.2)	(130.0)	(128.6)
	$336.0	$321.6	$339.4	$291.4

The Company had capital expenditures of $29 million during the quarter and $70 million through the first nine months of 2016.  This compares to $36 million and $90 million, respectively, in the prior year.  For the full year, we expect capital expenditures to continue to be between $110 million and $120 million.

Outlook

“After a record nine months, we anticipate headwinds in the fourth quarter due to higher raw material costs versus fourth quarter of 2015, scheduled maintenance shutdown of our phthalic anhydride unit and accelerated depreciation resulting from the closure of our Canadian plant,” said F. Quinn Stepan, Jr., President and Chief Executive Officer.   “Our base business should continue to benefit from higher polyol volumes, increased asset utilization and enhanced internal efficiencies.  We believe the Company is positioned for continued growth in 2017.”

Conference Call

Stepan Company will host a conference call to discuss the third quarter results at 10:00 a.m. ET (9:00 a.m. CT) on October 18, 2016. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 677-7964, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com under the Investor Relations center at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds.  The Company is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Scott D. Beamer                              (847) 446-7500

* * * * *

Tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. Significant risks and uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) risks related to our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, costs related to expansion or other capital projects, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the effect of customer product reformulations or new technologies, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, disruptions in production at manufacturing facilities, volatility of raw material, natural gas and energy costs, maintaining and protecting intellectual property rights, interruption or breaches of information technology systems, disruptions in transportation or significant changes in transportation costs, our level of indebtedness and general economic conditions.  These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Nine Months Ended September 30, 2016 and 2015

(Unaudited – in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Net Sales	$445,030	$444,011	$1,345,530	$1,356,876
Cost of Sales	361,635	366,413	1,075,705	1,123,324
Gross Profit	83,395	77,598	269,825	233,552
Operating Expenses:
Selling	13,990	14,025	42,252	41,287
Administrative *	18,958	19,076	55,350	54,320
Research, Development and Technical Services	14,268	12,625	42,306	37,012
Deferred Compensation (Income) Expense *	7,441	(6,922)	12,595	1,228
	54,657	38,804	152,503	133,847
Other Operating Income (Expense)
Gain on Sale of Product Line	-	-	-	2,862
Business Restructuring	-	-	(1,061)	-

Operating Income	28,738	38,794	116,261	102,567
Other Income (Expense):
Interest, Net	(2,824)	(3,837)	(9,855)	(10,760)
Loss from Equity in Joint Venture	-	(863)	-	(3,918)
Other, Net	1,229	(981)	401	(94)
	(1,595)	(5,681)	(9,454)	(14,772)

Income Before Income Taxes	27,143	33,113	106,807	87,795
Provision for Income Taxes	6,711	8,179	30,848	24,634
Net Income	20,432	24,934	75,959	63,161
Net Income Attributable to Noncontrolling Interests	(5)	(22)	(13)	(65)
Net Income Attributable to Stepan Company	$20,427	$24,912	$75,946	$63,096
Net Income Per Common Share Attributable to Stepan Company
Basic	$0.90	$1.10	$3.34	$2.78
Diluted	$0.89	$1.09	$3.31	$2.76
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,819	22,732	22,771	22,731
Diluted	23,082	22,853	22,975	22,851

* For the three and nine months ended September 30, 2015, deferred compensation (income)/expense was included in administrative expenses.  The 2015 amounts have been classified separately to conform to the current year presentation.

Table II

Reconciliation of Non-GAAP Net Income and Earnings Per Diluted Share

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands, except per share amounts)	2016	EPS	2015	EPS	2016	EPS	2015	EPS
Net Income Reported	$20,427	$0.89	$24,912	$1.09	$75,946	$3.31	$63,096	$2.76

Deferred Compensation (Income) Expense	$4,083	$0.17	(3,814)	$(0.17)	$7,323	$0.32	778	$0.03
Business Restructuring	—	—	—	—	$796	$0.03	—
Environmental Remediation Expense	—	—	—	—	—	—	341	$0.01
Gain on Divestiture of Product Line	—	—	—	—	—	—	(1,774)	$(0.08)

Adjusted Net Income	$24,510	$1.06	$21,098	$0.92	$84,065	$3.66	$62,441	$2.73

* All amounts in this table are presented after-tax

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands, except per share amounts)	2016	EPS	2015	EPS	2016	EPS	2015	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$6,585		$(6,152)		$11,811		$1,255
Business Restructuring	—		—		$1,061		—
Environmental Remediation Expense	—		—		—		$550
Gain on Divestiture of Product Line	—		—		—		$(2,862)
Total Pre-Tax Adjustments	$6,585		$(6,152)		$12,872		$(1,057)

Cumulative Tax Effect on Adjustments	$(2,502)		$2,338		$(4,753)		$402

After-Tax Adjustments	$4,083	$0.17	$(3,814)	$(0.17)	$8,119	$0.35	$(655)	$(0.03)

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $6.6 million of expense versus $6.2 million of income in the prior year. The year to date impact was $11.8 million of expense versus $1.3 million of expense in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Stepan Company common stock are as follows:

	2016				2015
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	$72.66	$59.53	$55.29	$49.69	$41.61	$54.11	$41.66

The deferred compensation income statement impact is summarized below:

	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands)	2016	2015	2016	2015
Deferred Compensation
Operating Income (Expense)	$(7,441)	$6,922	$(12,595)	$(1,228)
Other, net – Mutual Fund Gain (Loss)	856	(770)	784	(27)
Total Pretax	$(6,585)	$6,152	$(11,811)	$(1,255)
Total After Tax	$(4,083)	$3,814	$(7,323)	$(778)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and nine month periods ending September 30, 2016 as compared to 2015:

($ in millions)	Three Months Ended September 30		Increase (Decrease)	(Decrease) Due to Foreign Currency Translation	Nine Months Ended September 30		Increase (Decrease)	(Decrease) Due to Foreign Currency Translation
	2016	2015			2016	2015
Net Sales	$445.0	$444.0	$1.0	$(6.3)	$1,345.5	$1,356.9	$(11.4)	$(34.8)
Gross Profit	83.4	77.6	5.8	(0.4)	269.8	233.6	36.2	(5.5)
Operating Income	28.7	38.8	(10.1)	(0.1)	116.3	102.6	13.7	(3.4)
Pretax Income	27.1	33.1	(6.0)	(0.1)	106.8	87.8	19.0	(3.3)

Table V

Stepan Company

Consolidated Balance Sheets

September 30, 2016 and December 31, 2015

	2016 September 30	2015 December 31
ASSETS
Current Assets	$696,332	$619,573
Property, Plant & Equipment, Net	573,698	555,463
Other Assets	61,060	63,356
Total Assets	$1,331,090	$1,238,392
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$244,723	$243,244
Deferred Income Taxes	13,187	9,455
Long-term Debt	306,478	312,548
Other Non-current Liabilities	126,970	114,761
Total Stepan Company Stockholders’ Equity	638,356	556,984
Noncontrolling Interest	1,376	1,400
Total Liabilities and Stockholders’ Equity	$1,331,090	$1,238,392